EXHIBIT 99.8

Execution Version

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2013, by and among Yongye International Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Full Alliance International Limited, a British Virgin Islands company and a direct parent entity of Parent (“Holdco”), and certain stockholders of Yongye International, Inc., a Nevada corporation (the “Company”), listed on Schedule A (each, a “Rollover Holder” and collectively, the “Rollover Holders”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Holdco, Parent, Yongye International Merger Sub Limited, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each of Holdco and the Rollover Holders is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such shares of the Company’s common stock, par value $0.001 per share and such shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (collectively, the “Shares”) as set forth opposite Holdco or such Rollover Holder’s name on Schedule A (with respect to Holdco and each Rollover Holder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, Holdco desires to contribute its Shares to its wholly-owned subsidiary, Parent, as a capital contribution, and each Rollover Holder desires to contribute its Rollover Shares to Parent in exchange for newly issued shares of Holdco (the “Holdco Shares”) or options to purchase Holdco Shares (the “Options”);

WHEREAS, to effect the contribution of his Rollover Shares to Parent, Mr. Zishen Wu, a Rollover Holder, desires to contribute his Rollover Shares to Orient Blossom Investments Limited, a British Virgin Islands company (“Founder SPV”), in exchange for newly issued ordinary shares of Founder SPV, and cause Founder SPV to further contribute such Rollover Shares to Parent in exchange for newly issued Holdco Shares;

WHEREAS, in order to induce Holdco, Parent, the Company and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby,

including the Merger, Holdco and the Rollover Holders are entering into this Agreement; and

WHEREAS, the Rollover Holders acknowledge that Holdco, Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Holdco and the Rollover Holders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Holdco and the Rollover Holders hereby agree as follows:

1.           Capital Contribution of Shares by Holdco.  Subject to the conditions set forth herein, immediately prior to the contribution of Rollover Shares to Parent by the Rollover Holders, Holdco shall contribute its Shares to Parent as a capital contribution, upon which contribution all of Holdco’s right, title and interest in and to its Shares shall be contributed, assigned, transferred and delivered to Parent.

2.           Contribution of Rollover Shares.  Subject to the conditions set forth in Section 4, at the Contribution Closing (as defined below) and without further action by the Rollover Holders, all of each Rollover Holder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

3.           Issuance of Holdco Shares and Granting of Options; Cancellation of Rollover Shares.  As consideration for the indirect benefit received by Holdco as a result of the contribution, assignment, transfer and delivery of the Rollover Shares by Rollover Holders (other than Holdco) to Parent, a wholly-owned Subsidiary of Holdco, pursuant to Section 2, Holdco shall issue, in the name of each Rollover Holder (or, if designated by such Rollover Holder in writing, in the name of an Affiliate of such Rollover Holder) (and, in the case of Mr. Zishen Wu, in the name of Founder SPV), the number of Holdco Shares or Options set forth opposite such Rollover Holder’s name on Schedule A, upon which Founder SPV shall issue equity interests of Founder SPV to Mr. Zishen Wu.  Each Rollover Holder hereby acknowledges and agrees that delivery of such Holdco Shares or Options shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Holder by Parent and Holdco with respect to the contribution of the applicable Rollover Shares. Each of Holdco and the Rollover Holders hereby acknowledges and agrees that, as set forth in Section 2.01(b) of the Merger Agreement, at the Effective Time, each Rollover Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger (and without any action on the part of Holdco or such Rollover Holder and without regard to whether the contribution contemplated by Sections 1 and 2 hereof has been effected) automatically be cancelled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.

4.           Closing.  Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

5.           Deposit of Rollover Shares.  As promptly as practicable (but in no event less than ten (10) Business Days) prior to the anticipated Closing, Holdco, the Rollover Holders, Founder SPV and any of their agents holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such Persons’ possession, (i) duly endorsed for transfer or (ii) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such Rollover Shares to Parent, for disposition in accordance with the terms of this Agreement (collectively, the “Share Documents”).  The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

6.           Irrevocable Election.

(a)           The execution of this Agreement by Holdco and the Rollover Holders evidences, subject to Section 11 and the proviso in Section 25, the irrevocable election and agreement by Holdco and the Rollover Holders to contribute their respective Rollover Shares as a capital contribution and in exchange for Holdco Shares or Options at the Contribution Closing, respectively, on the terms and conditions set forth herein.  In furtherance of the foregoing, each of Holdco and the Rollover Holder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 11, he, she or it shall not, directly or indirectly, (i) tender any Shares subject to this Agreement into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares subject to this Agreement or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Shares subject to this Agreement into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement as of the date hereof by and among Parent, the Company and the Rollover Holders (the “Voting Agreement”)) with respect to any such Shares, (iv) knowingly take any action that would make any representation or warranty of such person set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such person from performing any of his, her or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be null and void ab initio.

(b)           Each of Holdco and the Rollover Holders covenants and agrees, severally and not jointly, that he, she or it shall promptly (and in any event within twenty four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by him, her or it, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

7.           Representations and Warranties of the Rollover Holders.  To induce Parent to accept the Rollover Shares, and Holdco to issue the Holdco Shares or Options, each Rollover Holder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)           Ownership of Shares.  Such Rollover Holder is the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement.  Such Rollover Holder has sole voting power, sole power of disposition, sole power to demand, assert and waive dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the State of Nevada, Laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement.  As of the date hereof, other than the Rollover Shares, such Rollover Holder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities).  The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Holder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement.  Such Rollover Holder has not appointed or granted any proxy or power of attorney that is still in effect as of the Contribution Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)           Organization, Standing and Authority.  Each such Rollover Holder that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Rollover Holder who is a natural Person has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Holder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Rollover Holder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Holder, enforceable against such Rollover Holder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  If such Rollover Holder is married, and any of the Rollover Shares of such Rollover Holder constitutes community property or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Holder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Holder’s spouse, enforceable against such Rollover Holder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Holder for the execution, delivery and performance of this Agreement by such Rollover Holder or the consummation by such Rollover Holder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Holder nor the consummation by such Rollover Holder of the transactions contemplated hereby, nor compliance by such Rollover Holder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Holder that is an entity, (B) require the consent or approval of any other Person, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Holder pursuant to any Contract to which such Rollover Holder is a party or by which such Rollover Holder or any property or asset of such Rollover Holder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Holder or any of such Rollover Holder’s properties or assets.

(d)           Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Holder or, to the knowledge of such Rollover Holder, any other Person or, to the knowledge of such Rollover Holder, threatened against any Rollover Holder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Holder of his, her or its obligations under this Agreement.

(e)           Reliance.  Such Rollover Holder understands and acknowledges that Holdco, Parent and the Company are entering into the Merger Agreement in reliance upon such Rollover Holder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Holder contained herein.

(f)           Receipt of Information.  Such Rollover Holder has been afforded the opportunity to ask such questions as he, she or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares or Options.  Such Rollover Holder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Holder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8.           Representations and Warranties of Parent.  Parent represents and warrants to Holdco and each Rollover Holder that:

(a)           Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Holdco and the Rollover Holders (subject to the proviso in Section 25), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, or (D) require the consent or approval of any other person.

9.           Representations and Warranties of Holdco.  Holdco represents and warrants to Parent and each Rollover Holder that:

(a)           Ownership of Shares.  Holdco is the beneficial owner of, and has good and valid title to, Shares it will contribute to Parent as a capital contribution, free and clear of Liens other than as created by this Agreement and the Voting Agreement.  Holdco has sole voting power, sole power of disposition, sole power to demand, assert and waive dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the State of Nevada, Laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement.  As of the date hereof, other than such Shares, Holdco does not own, beneficially or of record, any other Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities).  The Shares to be contributed by Holdco to Parent are not subject to any voting trust agreement or other Contract to which Holdco is a party restricting or otherwise relating to the voting or Transfer of such Shares other than this Agreement and the Voting Agreement.  Holdco has not appointed or granted any proxy or power of attorney that is still in effect with respect to any such Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)           Organization, Standing and Authority.  Holdco is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Holdco and constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Holdco nor the consummation by Holdco of the transactions contemplated hereby nor compliance by Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to, any Contract to which Holdco is a party or by which such Holdco or any property or asset of Holdco is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or any of Holdco’s properties or assets, or (D) require the consent or approval of any other person.

(d)           Issuance of Holdco Shares.  The Holdco Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Holders) when issued.

10.           Waiver of Dissenters' Rights.  Each of Holdco and Rollover Holders hereby irrevocably and unconditionally (a) approves and consents to the Merger Agreement and the transactions contemplated thereby (including the Merger) and (b) waives any and all of his, her or its dissenter's rights in connection with the Merger with respect to his, her or its Rollover Shares. Parent hereby irrevocably and unconditionally waives any and all dissenter's rights in connection with the Merger with respect to any and all Rollover Shares to be contributed to it in accordance with Sections 1 and 2 hereof and any other Shares beneficially owned by Parent immediately prior to or at the Effective Time.

11.           Termination.  This Agreement, and the obligation of Holdco or the Rollover Holders to contribute, transfer, assign and deliver the Shares Holdco and the Rollover Holders each owns, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that Holdco and the Rollover Holders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement.  If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Holders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Holder to the position he, she or it was in with respect to ownership of the Company’s Shares prior to the Contribution Closing.

12.           Further Assurances.  Each of Holdco and the Rollover Holders hereby covenants that, from time to time, he, she or it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Shares.

13.           Amendments and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the written consent of the Company.

14.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

15.           Survival of Representations and Warranties.  All representations and warranties of the Rollover Holders or by or on behalf of Parent or Holdco in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Holdco or the Rollover Holders, and the issuance of the Holdco Shares or Options.

16.           Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)
If to Mr. Zishen Wu and/or Full Alliance International Limited, in accordance with the contact information set forth next to such Rollover Holder’s name on Schedule A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:  Peter X. Huang / Daniel Dusek
Facsimile:  +86 10 6535 5577
E-mail:    Peter.Huang@skadden.com
  Daniel.Dusek@skadden.com

If to MSPEA Agriculture Holding Limited, in accordance with the contact information set forth next to its name on Schedule A, with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Hong Kong Club Building, 12th Floor
3A Chater Road, Central
Hong Kong
Attention:  John E. Lange
Facsimile:  +852 2840 4333
E-mail:  jlange@paulweiss.com

If to Prosper Sino Development Limited, in accordance with the contact information set forth next to its name on Schedule A.

(ii)          If to Parent or Holdco:

Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
Attention:      Mr. Zishen Wu
Facsimile:     +86 10 8231-1797

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:  Peter X. Huang / Daniel Dusek
Facsimile:  +86 10 6535 5577
E-mail:       Peter.Huang@skadden.com
    Daniel.Dusek@skadden.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Hong Kong Club Building, 12th Floor
3A Chater Road, Central
Hong Kong
Attention:  John E. Lange
Facsimile:  +852 2840 4333
E-mail:  jlange@paulweiss.com

Weil, Gotshal & Manges LLP
Address: 29/F Alexandra House
18 Chater Road, Central
Hong Kong
Attention:  Akiko Mikumo
Facsimile: +852 3015 9354
E-mail:  akiko.mikumo@weil.com

17.           Entire Agreement.  This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

18.           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in in accordance with the Laws of the State of New York (other than with respect to provisions with specific reference to the Laws of the British Virgin Islands, to which British Virgin Islands Law shall apply and other than with respect to waivers of dissenter’s rights and other matters governed by the Laws of the State of Nevada, including the Nevada Revised Statutes, to which such Laws shall apply), without regard to the Law of any other jurisdiction that might be applied because of the conflicts of Laws principles thereof.

20.           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding (“Action”) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined exclusively in the federal courts located in the Borough of Manhattan, in the City of New York.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 16 or in such other manners as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated herein in any court or tribunal other than the aforesaid courts.  Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 16, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21.           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

22.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.

23.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

24.           Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

25.           Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Holders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

26.           Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

27.           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent, Holdco and the Rollover Holders have caused to be executed or executed this Agreement as of the date first written above.

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Director

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name: Xingmei Zhong
Title: Director

[Signature Page to Contribution Agreement]

Rollover Holders: MR. ZISHEN WU

/s/ Zishen Wu

[Signature Page to Contribution Agreement]

PROSPER SINO DEVELOPMENT LIMITED

For and on behalf of INB HOLDINGS LIMITED

By:	/s/ Kong Wah
Name: Ms Kong Wah representing
INB Holdings Limited
Title: Director

[Signature Page to Contribution Agreement]

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

[Signature Page to Contribution Agreement]

Schedule A

Stockholder Name	Address Facsimile	Shares	Holdco Shares
Full Alliance International Limited	Rm 1701 Wing Tuck Commercial Centre, 183 Wing Lok Street, Sheung Wan, Hong Kong Attention: Xingmei Zhong Facsimile: +852 2572 1926	7,657,704 common shares	N/A
Mr. Zishen Wu	Suite 608, Xueyuan International Tower No. 1 Zhichun Road Haidian District Beijing, China 100083 Facsimile: +86 10 8231-1797	555,000 common shares	555,000 ordinary shares
Prosper Sino Development Limited	c/o 3806 Central Plaza 18 Harbour Road Wanchai Hong Kong Attention: Ms LAU Lai Sze Facsimile: +852 2802 7733	2,030,000 common shares	option to purchase 2,030,000 ordinary shares
MSPEA Agriculture Holding Limited	Level 40, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong Attention: Tao Sun Facsimile: +852 3407 5566	6,505,113 Series A convertible preferred shares, plus 2,128,043 common shares	8,633,156 preferred shares

[Schedule A to Contribution Agreement]